UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2011

Umami Sustainable Seafood Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-52401	98-0636182
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

1230 Columbia St., Suite 1100
San Diego, CA 92101
(Address of principal executive offices) (zip code)

(619) 544-9177
 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2011, Frederick Kempson resigned as a member of the Board of Directors of Umami Sustainable Seafood Inc., (the "Company").  To the Company’s knowledge, Mr. Kempson’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 1, 2011, Company’s Board of Directors met and increased the size of the Board of Directors to five.  It then appointed Yukuo Takenaka and Douglas Dunn to fill the vacancies on the Board of Directors.

Mr. Takenaka has been the President of Takenaka Partners LLC, an investment banking firm, since 1989.  Mr. Takenaka is also currently a member of the Board of Directors of Carter Logistics LLC, and previously was a member of the Board of Directors of Eye Lighting International of North America and Hitachi Chemical Diagnostics, Inc.  Mr. Takenaka received a Bachelors degree in accounting from the University of Utah.  The Board of Directors believes that Mr. Takenaka is qualified to serve on the Company’s Board of Directors due to his financial background and investment banking experience.

Mr. Dunn has been the Managing Partner of Dunn Associates, a real estate investment firm, since 1976.  Mr. Dunn currently sits on the Board of Directors of Universal Stainless & Alloy Products, Inc. and Power Efficiency Corporation.  Mr. Dunn is a member of the audit committee of both companies and is a member of the compensation committee and nominating committee of Universal Stainless & Alloy Products, Inc.  Mr. Dunn received a PhD in business statistics from the University of Michigan, Ann Arbor.  The Board of Directors believes that Mr. Dunn is qualified to serve on the Company’s Board of Directors due to his business background and public company experience.

In addition, on March 1, 2011, the Board of Directors formed an audit committee, compensation committee and corporate governance and nominating committee.  The members of the audit committee are Mr. Takenaka, Mr. Dunn and Mr. James White.  The members of the compensation committee are Mr. Michael Gault, Mr. Dunn, Mr. Takenaka and Mr. White, and the members of the corporate governance and nominating committee are Mr. White, Mr. Takenaka and Mr. Dunn.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMAMI SUSTAINABLE SEAFOOD INC.

March 3, 2011	By:	/s/ Daniel G. Zang
Name: Daniel G. Zang Title: Chief Financial Officer